UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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ACCURAY INCORPORATED
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November 4, 2016

Dear Accuray Stockholder:

Last month, you received the proxy statement for the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Accuray Incorporated (the “Company”), which is scheduled for November 17, 2016.  In the proxy statement, the Board of Directors of the Company (the “Board”) recommended a vote “FOR” the advisory resolution approving the compensation of the Company’s named executive officers (“Proposal 5”).

We were disappointed to learn, however, that two proxy advisory firms, Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”), have each recommended that their clients vote against Proposal 5, largely due to the one-time retention awards that were granted to certain of our key employees, including our named executive officers, in June of 2016, which caused a perceived disconnect between the compensation of our named executive officers and company performance in the proxy advisory services’ say-on-pay models.  We write to explain to our stockholders why the Board and the Compensation Committee of our Board of Directors (the “Compensation Committee”), which is comprised solely of independent directors, believes a vote “FOR” Proposal 5 is warranted.

We Tie Pay to Performance

The Compensation Committee, in consultation with our independent compensation consultant, designs the compensation programs for our named executive officers so that they are consistent with competitive market practices, performance oriented, and link pay to performance.  For fiscal 2016, (i) the target pay mix of our Chief Executive Officer consisted of 32% performance-based equity, 32% time-based equity, 20% variable cash incentive bonus, and 16% base salary and (ii) the average target pay mix of our other named executive officers as a group consisted of 30% performance-based equity, 27% time-based equity, 27% base salary, and 16% variable cash incentive bonus, in each case disregarding the one-time retention awards granted on the last day of fiscal 2016 discussed below.  Each of these elements, except base salary, is considered “at-risk” as it is directly dependent upon the achievement of pre-established performance goals and/or stock price performance.

The annual cash incentive bonuses made to our named executive officers under our Performance Bonus Plan serve to reinforce our performance-based culture.  As described more fully in the proxy statement, the bonus pool funds only if certain minimum performance objectives are met.  As a result of the challenging corporate performance objectives established by our Compensation Committee for the Performance Bonus Plan, the fiscal 2016 bonus pool was funded at only 19% of target and our named executive officers therefore only received 19% of their target annual cash incentive bonus.  From fiscal 2013 through fiscal 2015, payouts under the Performance Bonus Plan averaged approximately 50.9% of their target level.

Similarly, the performance-based market stock unit awards (“MSUs”) granted to our named executive officers from fiscal 2013 through fiscal 2015, each consisting of two performance periods, were generally earned at less than target based on the Company’s total stockholder return (“TSR”) during the applicable performance periods relative to the TSR of the Russell 2000 Index during the same periods.  For the two performance periods ending in fiscal 2016, MSU awards were earned at an average of 35.3% of target.  The following table shows the percentage of target shares of our common stock subject to MSU awards that were earned for each performance period under the MSU awards granted to our named executive officers from fiscal 2013 through fiscal 2015:

Award	Percentage of Target Shares Earned
Fiscal 2013 MSU Program — First Performance Period	0%
Fiscal 2013 MSU Program — Second Performance Period	0%
Fiscal 2014 MSU Program — First Performance Period	132.1%
Fiscal 2014 MSU Program — Second Performance Period	70.5%
Fiscal 2015 MSU Program — First Performance Period	0%
Fiscal 2015 MSU Program — Second Performance Period	To be determined(1)

(1)             The second performance period under the Fiscal 2015 MSU Program has not yet concluded.

One-Time Retention Grants Were Necessary and Not Intended to be Recurring

In fiscal 2016, we finished the year with record backlog of $405.9 million generated by increased order activity for both the CyberKnife® and TomoTherapy® Systems. For fiscal 2016, we recorded adjusted EBITDA(2) of $24.6 million, which was a record for us. We also increased our overall cash position by $23.2 million for the full year.  These financial achievements represent significant milestones for us as we head toward sustainable profitability.

(2)             Non-GAAP reconciliation provided on Appendix A.

In an effort to continue this momentum and increase stockholder value, in May of 2016, we launched internal company initiatives and objectives with a three-year time horizon (the “Three-Year Plan”), including objectives related to increased operating income and adjusted EBITDA margins.  In order to achieve the Three-Year Plan, we made organizational changes in June of 2016 that resulted in the departure of certain members of management and increased responsibilities for certain remaining members of management and other key employees.

The Board and Compensation Committee recognized that the management team and other key employees were instrumental to the Company’s increased financial performance in fiscal 2016 relative to fiscal 2015 and determined that their dedication and continuity would be critical to achieving the goals set forth in the Three-Year Plan.  As a consequence, after carefully considering such factors as (i) the retentive value of the existing equity awards granted to such employees and how to better align their equity participation with the competitive market, particularly considering the intense competition we face in the San Francisco Bay Area labor market, (ii) any increased responsibilities allocated to such employees as a result of the June 2016 organizational changes, (iii) the highly competitive San Francisco Bay Area labor market in which we compete to attract and retain employees, including recent employee turnover, (iv) the rigorous performance-based nature of our compensation program discussed above and in the proxy statement, which has recently led to below-target pay for our named executive officers and key employees, and (v) our other near term and long term business objectives, the Compensation Committee (or, in the case of our CEO, the independent members of the Board) granted one-time retention restricted stock unit (“RSU”) awards to certain members of management and other key employees, including our named executive officers, on June 30, 2016.  All such awards have a three-year vesting period to align them with the time horizon of the Three-Year Plan.

As discussed in the proxy statement, our Board and Compensation Committee contemplated having all or a portion of the retention awards consist of performance-based equity awards instead of having the awards being comprised solely of RSUs subject to time-based vesting.  Given the below target annual variable cash incentive bonus payouts and equity releases over the last three fiscal years, the Board and Compensation Committee believed that granting the retention awards in the form of time-based RSUs was necessary to have the desired retentive effect.

Importantly, having provided the intended retention incentive, going forward, neither the Board nor the Compensation Committee has any current plans to make similar, off-cycle retention grants to management in the future.  In addition, recognizing that the grant of the one-time retention awards resulted in the relative percentage of time-based awards granted in fiscal 2016 to our named executive officers to be greater than the relative percentage of performance-based awards granted in fiscal 2016 to our named executive officers, the Board and Compensation Committee currently intend that the fiscal 2017 annual refresh equity awards to be granted to each recipient of a one-time retention award will be comprised of approximately 66% in performance-based awards, including MSUs and appreciation-based stock options, and only approximately 34% in time-based awards.

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Conclusion

As described above, we are committed to maintaining a strong link between named executive officer compensation and company performance while designing a compensation program that satisfies our retention needs in the highly competitive San Francisco Bay Area labor market.  We also adhere to numerous compensation best practices as described in our proxy statement, including our stock ownership requirements for executives and non-employee directors, the prohibition on hedging or pledging transactions contained in our insider trading policy, our compensation recoupment (clawback) policy that applies to our annual cash incentive and long-term equity incentive programs, and the absence of pension arrangements for our named executive officers. In light of the foregoing, we strongly urge you to vote “FOR” the advisory resolution approving the compensation of our named executive officers at the Annual Meeting (Proposal 5).

We also note that, notwithstanding their positions on Proposal 5, each of ISS and Glass Lewis recommended following the Board’s voting recommendation on all of the other proposals set forth in the proxy statement, including voting “FOR” the approval of the Accuray Incorporated 2016 Equity Incentive Plan and the number of shares reserved for issuance thereunder (Proposal 2).  We strongly urge you to vote “FOR” all of the proposals set forth in the proxy statement in accordance with the Board’s recommendation.

Sincerely,
/s/ Louis J. Lavigne, Jr.
Louis J. Lavigne, Jr.
On behalf of the Compensation Committee of the Board of Directors

Forward Looking Statements

Statements made in this letter that are not statements of historical fact are forward-looking statements and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this letter relate, but are not limited, to the Company’s future equity compensation practices.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including the risk that we may be unable to attract and retain employees, risks related to the general economy and our business performance as well as  risks detailed from time to time under the heading “Risk Factors” in the Company’s report on Form 10-K, which was filed on August 24, 2016 and as updated periodically with the Company’s other filings with the SEC. Forward-looking statements speak only as of the date the statements are made and are based on information available to the Company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events.  The Company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  Accordingly, investors should not put undue reliance on any forward-looking statements.

Use of Non-GAAP Financial Measures

This letter references adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”), which is a non-GAAP financial measure.  Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the Company and facilitates a more meaningful comparison of results for current periods with previous operating results.  A reconciliation of GAAP net loss (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA is provided in Appendix A.  There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  Non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures.  Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

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Appendix A

Accuray Incorporated

Reconciliation of GAAP net loss to Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(In thousands)

(Unaudited)

Year Ended June 30, 2016
GAAP net loss	$(25,504)
Amortization of intangibles (a)	7,953
Depreciation (b)	10,343
Stock-based compensation (c)	12,637
Interest expense, net (d)	16,822
Provision for income taxes	2,336
Adjusted EBITDA	$24,587

(a)         consists of amortization of intangibles - developed technology

(b)         consists of depreciation, primarily on property and equipment

(c)          consists of stock-based compensation in accordance with ASC 718

(d)         consists primarily of interest income from available-for-sale securities and interest expense associated with our convertible notes and term loan